Exhibit 10.1

                      AMENDMENT TO THE AMENDED AND RESTATED
                       CENTURY TELEPHONE ENTERPRISES, INC.
                        1995 INCENTIVE COMPENSATION PLAN


      WHEREAS, an amendment to the Century Telephone Enterprises, Inc. 1995 Incentive Compensation Plan (the "Plan") was adopted by the Compensation Committee of the Board of Directors on February 24, 1997 and ratified by the Board of Directors on February 25, 1997 to reflect a number of performance goals pursuant to which restricted stock granted under the Plan may vest and performance shares granted under the Plan may be earned and paid, which amendment shall be presented to the shareholders of Century Telephone Enterprises, Inc. for approval at the 1997 annual meeting;

      NOW THEREFORE, the Plan is hereby amended as follows:

                                       I.

      Section 7.8 shall be added to read in its entirety as follows:

           7.8 Performance-Based Restricted Stock. To the extent that restricted stock granted under the Plan is intended to vest based upon the achievement of performance goals rather than solely upon continued employment over a period of time, the performance goals pursuant to which the restricted stock shall vest shall be any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, return on equity or increase in cash flow of the Company, a division of the Company or a subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. The Committee may not waive any of the pre-established performance goal objectives, except that such objectives may be waived in the event of a change of control of the Company, as otherwise provided in the Plan, or as may be provided by the Committee in the event of death, disability or retirement.

                                       II.

      Section 9.4 shall be added to read in its entirety as follows:

           9.4 Performance Shares. The performance goals pursuant to which performance shares granted under the Plan shall vest shall be any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, return on equity or increase in cash flow of the Company, a division of the Company or a subsidiary. For any performance period, such performance objectives may be measured on an


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      absolute basis or relative to a group of peer companies selected by the
      Committee, relative to internal goals or relative to levels attained in prior years. The Committee may not waive any of the pre-established performance goal objectives except that such objectives may be waived in the event of a change of control of the Company, as otherwise provided in the Plan, or as may be provided by the Committee in the event of death, disability or retirement.


      IN WITNESS WHEREOF, Century Telephone Enterprises, Inc. has executed this amendment in its corporate name as of the 25th day of February, 1997.


                                       CENTURY TELEPHONE ENTERPRISES, INC.


                                       By: /s/ R. Stewart Ewing, Jr.
                                           -----------------------------
                                           R. Stewart Ewing, Jr.
                                           Senior Vice President and
                                           Chief Financial Officer


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